Exhibit 99.1

Constellation Energy Partners (CEP) Closes Acquisition of

Oil and Gas Properties in Cherokee Basin

BALTIMORE, July 25, 2007—Constellation Energy Partners LLC (NYSE Arca: CEP) today announced that it has closed its previously announced acquisition of AMVEST Osage, Inc, a subsidiary of AMVEST Corporation, a privately held company, for an aggregate purchase price of approximately $240 million.

“This acquisition is immediately accretive to distributable cash flow per unit. It is an excellent fit with our existing portfolio and enhances our position as one of the top producers in the Cherokee Basin,” said Felix Dawson, chief executive officer of Constellation Energy Partners. “The acquisition also provides potential opportunities for operational synergies and better positions us for further acquisition growth.”

Constellation Energy Partners completed this acquisition simultaneously with the closing of an approximate $210 million private placement of common and Class F units to third party investors. The proceeds of the equity private placement, together with funds available under the company’s revolving credit facility, fully funded the purchase price of the acquisition.

Constellation Energy Partners was formed — and is partly owned — by Constellation Energy (NYSE: CEG), a Fortune 200 energy company with 2006 annual revenues of $19.3 billion.

Constellation Energy Partners LLC (www.constellationenergypartners.com) is a limited liability company focused on the acquisition, development and production of oil and natural gas properties, as well as related midstream assets.

Forward-Looking Statements

We make statements in this news release that are considered forward-looking statements within the meaning of the Securities Exchange Act of 1934. These forward-looking statements are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management’s assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in this news release are not guarantees of future performance, and we cannot assure you that such statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to factors listed in the “Risk Factors” section in our Securities and Exchange Commission filings and elsewhere in those filings. All forward-looking statements speak only as of the date of this news release. We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise.

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